Exhibit 99.1

Steve Rendle to Become CEO of VF Corporation on January 1, 2017

Current CEO Eric Wiseman to Remain Executive Chairman

GREENSBORO, N.C.--(BUSINESS WIRE)--October 5, 2016--The Board of Directors of VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, today announced that President & Chief Operating Officer Steven E. Rendle will become the company’s Chief Executive Officer, effective Jan. 1, 2017. Rendle, 57, will succeed CEO Eric C. Wiseman who will continue to serve as Executive Chairman of VF’s Board of Directors.

As President & CEO, Rendle will have responsibility for VF’s strategic direction, successful implementation and achievement of its near- and long-term growth plan, and day-to-day global operations. “Steve is the right person to serve as VF’s next CEO as we begin our 118th year of business,” Wiseman said. “As you’d expect of VF, and with full credit to our Board of Directors, we have a long-standing, rigorous and successful approach to succession planning. We’ve been working since 2008 to identify and prepare the right person to succeed me when the time comes. That time is now.”

As Executive Chairman, Wiseman, 60, will continue to lead the VF Board of Directors and work with Rendle to ensure the transition is successful. “It has been an honor to serve this company for more than 20 years, and a privilege to have been CEO for the past nine years,” Wiseman continued. “We have a powerful business model and an amazing team that’s delivered outstanding long-term results for our shareholders. I’ve known and worked closely with Steve for the last 16 years. Along the way, he has been deeply involved in every aspect of the business, and he’s clearly ready for this role.”

As President & Chief Operating Officer, Rendle has overseen all of VF's business coalitions worldwide: Outdoor & Action Sports, Jeanswear, Imagewear and Sportswear. He’s been responsible for VF's global Supply Chain and Direct-to-Consumer platforms. He has been a member of VF's Board of Directors since June, 2015.

Rendle has more than 30 years of experience in the specialty outdoor and action sports industry, 16 of which have been with VF. Previously, he spent three years as Vice President, VF Corporation and Group President, Outdoor & Action Sports Americas, leading VF's Outdoor & Action Sports Americas businesses in North and South America. He also served as President of VF Outdoor Americas, where he oversaw The North Face®, JanSport®, Eagle Creek® and lucy® brands, as well as business development for the coalition. From 2004 to 2011, he served as President of The North Face® brand. He began his career with The North Face® brand in 1999.

Rendle earned a B.S. degree in Kinesiology from the University of Washington. He serves on the Board of Directors of Advanced Functional Fabrics of America, Inc. (AFFOA), an organization working to enable a manufacturing-based approach to transforming traditional fibers, yarns, and fabrics into highly sophisticated, integrated and networked devices and systems. Rendle is a founding board member of the Outdoor Industry Association's Outdoor Foundation. He has also served in an advisory capacity to Bainbridge Graduate Institute and provided insight into its creation of an M.B.A. program concentration focused on sustainability. Rendle was honored with The Mountain Institute's annual Exemplary Corporate Stewardship of Mountains award in 2007.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
VP, Investor Relations & Strategic Accounts
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications